EXHIBIT 99.(m)(1)(b)

                              ACCESSOR FUNDS, INC.

                        DISTRIBUTION AND SERVICE PLAN FOR
                        A CLASS SHARES AND C CLASS SHARES

                        Effective as of December 30, 2002
                           As Revised August 13, 2003

         This Distribution and Service Plan (the "Distribution and Service Plan") is adopted as of December 30, 2002, (as revised August 13, 2003) in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by Accessor Funds, Inc., a corporation organized under the laws of the State of Maryland ("Accessor Funds"). Accessor Funds is a registered, open-end management investment company, currently consisting of fifteen diversified series (each a "Fund" and collectively, the "Funds") as set forth in Schedule A, as amended from time to time. Accessor Capital Management LP ("Accessor Capital") is the investment advisor and the transfer agent of the Funds, and earns fees from the Accessor Funds for providing such services, and expects to earn profits from such services and fees. ALPS Distributors, Inc. ("Distributor") is the principal underwriter for Fund shares. Accessor Funds adopts this Distribution and Service Plan on behalf of the Funds' A Class Shares and C Class Shares, subject to the following terms and conditions:

         Section 1. Services and Selling Agreements. (a) Accessor Funds shall make directly, or cause to be made, payments for costs and expenses to the Distributor or to third parties out of the assets of Accessor Funds, or to provide for the reimbursement of expenses to third parties incurred in connection with providing services primarily intended to result in the sale of A Class Shares and C Class Shares (the "Distribution Services") and to compensate the Distributor or such third parties for providing personal and/or account maintenance services to their clients who own A Class Shares or C Class Shares (the "Shareholder Services") as defined in National Association of Securities Dealers, Inc. (NASD) Rule 2830 ("Rule"), as such Rule may be in effect from time to time.

         (b) The Distributor shall enter into selling or dealer agreements (the "Selling Agreements") with respect to A Class Shares and C Class Shares pursuant to this Distribution and Service Plan with various financial institutions, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") directly, pursuant to which the Service Organization will make available or offer A Class Shares or C Class Shares of the Funds for sale to the public and reimburse such Service Organizations with which Accessor Funds, regarding A Class Shares or C Class Shares of a Fund, has a Selling Agreement, for providing Distribution and/or Shareholder Services at a rate specified in Section 2 below, based upon the average daily net assets of the Funds attributable to A Class Shares or C Class Shares, which are owned by customers of the Service Organization.

         Section 2. Distribution and Service Fees. Subject to the limitations of applicable law and regulations, including rules of the NASD (which includes the Rule), the payments shall be

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made directly to the Distributor or third parties or such parties shall be reimbursed for such distribution related costs or expenses as necessary, such that in combination with the service fee pursuant to the Distribution and Service Plan the total annual rate shall be up to but not more than 0.35% and 1.00% on an annual basis of the average daily net assets of the Fund attributable to A Class Shares and C Class Shares, respectively.

         The service fee paid pursuant to this Distribution and Service Plan ("Service Fee") shall be up to an annual rate of 0.10% and 0.25% of a Fund's average daily net assets attributable to A Class Shares and C Class Shares, respectively. All Service Fees paid under paragraph 2 are intended to qualify as "service fees" as defined in the NASD Rule.

         The distribution fee paid pursuant to this Distribution and Service Plan ("Distribution Fee") shall be up to an annual rate of 0.25% or 0.75% of a Fund's average daily net assets attributable to A Class Shares and C Class Shares, respectively. All Distribution Fees paid under paragraph 2 are intended to qualify as "asset-based sales charges" as defined in the NASD Rule.

         The Service Fee and Distribution Fee shall be approved from time to time as provided in paragraph 6 below.

         Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than 0.35% or 1.00% on an annual basis of the average daily net assets of the Fund are attributable to A Class Shares and C Class Shares, respectively. A Class Shares and C Class Shares shall incur no interest or carrying charges for expenses carried forward. In the event the Distribution and Service Plan is terminated as herein provided, A Class Shares and C Class Shares shall have no liability for expenses that were not reimbursed as of the date of termination.

         Section 3. Payments to Service Organizations.

         (a) The Distributor may pay or cause to be paid all or any portion of the Distribution Fee to Service Organizations as commissions, asset-based sales charges or other compensation with respect to the sale of A Class Shares or C Class Shares of the Funds, and may retain all or a portion of the Distribution Fee as compensation for the Distributor's services as principal underwriter of A Class Shares and C Class Shares of the Funds. Further, the Distributor may waive all or any portion of the Distribution Fee for any Fund, which shall be described in the Funds' Prospectus. Any such waiver may terminate at any time in the Distributor's discretion.

         (b) The Distributor may pay or cause to be paid all or any portion of the Service Fee to Service Organizations as service fees pursuant to agreements with such organizations for providing personal services to investors of A Class Shares or C Class Shares of the Funds and/or the maintenance of shareholder accounts. Further, the Distributor may waive all or any portion of the Service Fee for any Fund, which shall be described in the Fund's Prospectus. Any such waiver may terminate at any time in the Distributor's discretion.

         (c) The payment to a Service Organization is subject to compliance by the Service Organization with the terms of Selling Agreement between the Service Organization and the


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Distributor. If a shareholder of A Class Shares or C Class Shares ceases to be a client of a Service Organization that has entered into a Selling Agreement with the Distributor but continues to hold A Class Shares or C Class Shares, the Service Organization will be entitled to receive a similar payment with respect to the services provided to such investors, except that the Distributor may determine that the Service Organization shall no longer be entitled to such payment if the client becomes a client of another Service Organization that has a Selling Agreement with the Distributor. For the purposes of determining the payments or reimbursements payable under the Distribution and Service Plan, the average daily net asset value of the Fund attributable to A Class Shares or C Class Shares shall be computed in the manner specified in Accessor Funds' Articles of Incorporation and current prospectus.

         (d) The right of the Distributor to receive the Distribution Fee may be transferred by the Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from the Distributor to Accessor Funds. In connection with the foregoing, the Funds are authorized to pay all or part of the Distribution Fee directly to such transferee as directed by the Distributor.

         Section 4. Distribution and Shareholder Services. The Distribution Fee is expected to cover certain expenses primarily intended to result in the sale of A Class Shares or C Class Shares, including, but not limited to: (a) costs of payments made to employees that engage in the distribution of A Class Shares or C Class Shares; (b) costs relating to the formulation and implementation of marketing and promotional activities, including but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (c) costs of printing and distributing prospectuses, statements of additional information and reports of Accessor Funds to prospective holders of A Class Shares or C Class Shares; (d) costs involved in preparing, printing and distributing sales literature pertaining to Accessor Funds and (e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that Accessor Funds may, from time to time, deem advisable if such costs are primarily intended to directly or indirectly result in the sale of A Class Shares or C Class Shares of Accessor Funds.

         (b) The Service Fee may be used for payments to Service Organizations who provide personal and/or account maintenance services to their clients who, from time to time beneficially own A Class Shares or C Class Shares of the Accessor Funds to the extent the Service Organization is permitted to do so under applicable statutes, rules and regulations. By way of example, such services may include some or all of the following: (i) shareholder liaison services; (ii) providing information periodically to clients showing their positions in A Class Shares or C Class Shares and integrating such statements with those of other transactions and balances in clients' other accounts serviced by the Service Organizations; (iii) responding to client inquiries relating to the services performed by the Service Organizations; (iv) responding to routine inquiries from clients concerning their investments in A Class Shares or C Class Shares; and (v) providing such other similar services to clients as Accessor Funds may reasonably request to the extent the Service Organizations are permitted to do so under applicable statutes, rules and regulations including the Rule.

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         Section 5. Defensive Distribution Payments. In addition to the payment which may be made by the A Class Shares or C Class Shares of Accessor Funds, it is recognized that Accessor Capital may use its revenues, including management fees paid to Accessor Capital by a Fund, as well as its profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with the distribution of the Fund's A Class Shares or C Class Shares including expenses of printing and distributing any prospectuses, reports, and other literature used by the Fund, advertising, and other promotional activities in connection with the offering of Shares for sale to the public.

         (a) The Funds will not make separate payments as a result of the provisions of this Section 5 to Accessor Capital or any other party, it being recognized that each Fund presently pays, and will continue to pay, management fee to Accessor Capital, including payment of management fees should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

         (b) Accessor Capital shall provide Accessor Funds, for review by Accessor Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares of each Fund covered by this plan (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

         (c) The provisions of this Section 5 do not require Accessor Capital to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Funds.

         Section 6. Approval of Plan. The Distribution and Service Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Directors of Accessor Funds, and (b) those Directors of Accessor Funds who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Distribution and Service Plan or any agreements related to it (the "Qualified Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Distribution and Service Plan and such related agreements.

         Section 7. Term of Plan. The Distribution and Service Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Distribution and Service Plan in paragraph 6.

         Section 8. Reports to Board. Any person authorized to direct the disposition of monies paid or payable by A Class Shares or C Class Shares pursuant to the Distribution and Service Plan or any related agreement shall provide to Accessor Funds' Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.


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         Section 9. Termination. Any agreement related to the Distribution and
Service Plan, as such phrase is used in Rule 12b-1 under the 1940 Act, shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of A Class Shares and C Class Shares of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 10. Amendment. The Distribution and Service Plan may be amended at any time with respect to a Fund by the Board of Directors, provided that (a) for so long as required pursuant to Rule 12b-1 under the 1940 Act, any amendment to increase materially the costs which A Class Shares or C Class Shares may bear for distribution and other services pursuant to the Distribution and Service Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of A Class Shares or C Class Shares of the Funds, and (b) any material amendments of the terms of the Distribution and Service Plan shall become effective only upon approval as provided in paragraph 6 hereof.

         Section 11. Qualified Directors. While the Distribution and Service Plan is in effect, the selection and nomination of Qualified Directors shall be committed to the discretion of the Qualified Directors.

         Section 12. Records. Accessor Funds shall preserve copies of the Distribution and Service Plan, any related agreement and any report made pursuant to paragraph 1 and paragraph 8 hereof, for a period of not less than six (6) years from the date of the Distribution and Service Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in a readily accessible place.

         IN WITNESS WHEREOF, Accessor Funds has adopted this Distribution and Service Plan effective as of the 30th day December, 2002, as Amended: August 13, 2003.

                                  ACCESSOR FUNDS, INC.
                                  A CLASS SHARES AND C CLASS SHARES


                                  By:
                                      ------------------------------------------
                                      J. Anthony Whatley III
                                      Principal Executive Officer and President


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                                   SCHEDULE A
                                December 30, 2002
                           As Amended August 13, 2003

This 12b-1 Plan shall be adopted with respect to the following Funds of Accessor Funds, Inc.:

Growth Fund
Value Fund
Small to Mid Cap Fund
International Equity Fund
Intermediate Fixed-Income Fund
Short-Intermediate Fixed-Income Fund
Mortgage Securities Fund
High Yield Bond Fund
U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund


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